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EXHIBIT 10.14
                             BRISTOL CAPITAL LIMITED
                               3015 WINDWARD PLAZA
                                    SUITE 550
                              ALPHARETTA, GA 30005
                                  678-393-3926

December 22, 1999

PERSONAL AND CONFIDENTIAL

Mr. Thomas McMurrain
GlobalETutor.com
3340 Peachtree Road
Suite 1800
Atlanta, GA 30326

Dear Tom,

This letter outlines the manner in which Bristol Capital, LLC ("Bristol Capital") proposes to assist you in obtaining investment capital financing for GlobalETutor.com, and its successors in interest, affiliates, partners and related business entities (the "Business"). Please review the terms of this agreement and, if acceptable, return a signed copy to us.

TERMS

SUCCESS FEE. Bristol Capital shall receive a fee Contingent upon, the completion of a transaction involving Financing as defined below. If the financing of the Business or any interest of the Business is effectuated with financiers or investors presented by Bristol Capital, Bristol shall be paid in cash at closing or at each subsequent closing and if accomplished in multiple transactions, a success fee equal to 10 percent for any Financing related to equity, debt or other bridge loans as well as warrants for 10% of stock in the Business. Additionally, as part of the Success Fee, the Business will grant to Bristol Capital a First Right of Refusal for any subsequent financing on terms to be negotiated. In the event public financing is included in any subsequent financing, where Bristol Capital is involved, Bristol reserves the right to require warrants or stock options as part of its fee. Finally, it is agreed that Mr. Robert Willison will compensate Crescent Capital out of the Success Fee received by Bristol Capital.

FINANCING. The term "Financing" as used herein is total invested monies including equity, debt or other financing paid in connection with the investment or financing of the Business in any form which may or may not include the purchase or acquisition of various other corporations, intellectual property rights and other business entities.

TERM. The contract period (the "Contract Period ") shall be one year, (unless GlobalETutor continuea to use the funding sources provided by Bristol) during which time Bristol Capital agrees



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to perform the activities outlined above. However, the Business has the right to terminate ("Termination") the Project at any time after the sixth month following the commencement of the project, upon thirty (30) days written notice.

TERMINATION. Termination does not relieve the Business of its responsibility regarding the Success Fee owed to Bristol Capital or the other associated costs or expenses as defined herein. At the end of the Contract Period (if Financing has not been effectuated), or after Termination, Bristol shall submit to the Business a list of all potential investors/financiers who have been contacted by Bristol, or with whom Bristol is actively working in connection with this agreement. If any investors/financiers on the contact list actually invest in, lend to or otherwise provide Financing to the Business within twelve (12) months of the end of the Contract Period, after Termination, or at any time in the future for the purpose of funding, expanding or constructing new or existing call centers, the Success Fee shall be due to Bristol Capital, regardless of the fact that the contract Period may have expired or been Terminated. Bristol Capital recognizes that time is of the essence regarding this project, and will do its utmost to assist the Business in effectuating a transaction as soon as possible.

CONFIDENTIALITY. When engaged, Bristol Capital agrees to maintain the confidentiality of all information concerning the Business. Bristol Capital will also maintain as confidential the existence of the overall project.

CONSTRUCTION. The terms of this agreement shall be construed under the laws of the State of Georgia.

LEGAL ADVICE. Bristol Capital does not provide legal advice and recommends that the Business retain counsel of its own choosing as needed for any legal advice.

SECURITIES. Bristol Capital is not in the business of and does not sell securities as defined under Federal and State law regulations. The hiring of Bristol involves the finding of private funding and Financing not associated with the sale of securities and disclosure requirements. By entering into this Agreement, the business agrees and stipulates that it is not hiring Bristol to engage in the sale of securities.

Finally, as we discussed, we are excited about the prospects for the Business. Beyond this initial arrangement, we look forward to working with you to help make your business a great success.

Sincerely,

/s/ Robert V. Willison
ROBERT V. WILLISON, for BRISTOL CAPITAL



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BY YOUR SIGNATURE BELOW YOU INDICATE:

(1) YOUR WILLINGNESS AND AGREEMENT TO BE BOUND BY THE TERMS AND CONDITIONS CONTAINED IN THIS ENGAGEMENT LETTER; AND

(2) YOUR AUTHORITY TO ENTER INTO AND BIND THE LEGAL ENTITIES FOR WHOM YOU SIGN THIS AGREEMENT.

ACCEPTED          /s/ Thomas McMurrain, CEO                DATE 12-22-99
                  GlobalETutor.com

ACCEPTED          /s/ Robert V. Willison                   DATE 12-22-99

                  /s/ Alan Smith